Exhibit 99.1

Contact:	Joseph F. Furlong	or	Stephen L. Clanton
	President and CEO		Executive VP & CFO
	(615) 221-8884		(615) 221-8884
Primary Contact
     For Immediate Release
AMERICAN HOMEPATIENT REPORTS FINANCIAL RESULTS FOR
THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

BRENTWOOD, Tenn. (November 1, 2006) — American HomePatient, Inc. (OTC: AHOM or AHOM.OB), one of the nation’s largest home health care providers, today announced its financial results for the third quarter and nine months ended September 30, 2006.
Revenues for the third quarter of 2006 were $82.2 million compared to $81.7 million for the third quarter of 2005, representing an increase of $0.5 million, or 0.6%. Compared to the third quarter of 2005, revenues in the current quarter were negatively impacted by Medicare reimbursement reductions totaling approximately $0.6 million associated with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the “MMA”). Without these reductions, revenues would have increased approximately $1.1 million, or 1.3%, for the quarter.
Revenues for the nine months ended September 30, 2006 were $243.8 million compared to $244.8 million for the same nine-month period in 2005, representing a decrease of $1.0 million, or 0.4%. Compared to the nine months ended September 30, 2005, revenues were negatively impacted by Medicare reimbursement reductions totaling approximately $6.4 million associated with the MMA. Without these reductions, revenues for the nine months ended September 30, 2006 would have increased approximately $5.4 million, or 2.2%.
The Company’s revenue growth, excluding reimbursement reductions, of 1.3% in the third quarter and 2.2% in the nine months ended September 30, 2006 was primarily the result of growth associated with the Company’s respiratory-related product lines, including respiratory assist devices and oxygen equipment. This growth was partially offset by decreased revenues in certain non-core and non-focus product categories, which primarily consisted of durable medical equipment such as wheelchairs and beds.
Net loss for the third quarter of 2006 was $(1.1) million compared to $2.4 million net income for the third quarter of 2005, representing a decrease of $3.5 million. Diluted net loss per share for the third quarter was $(0.06) compared to diluted net income per share of $0.13 for the same quarter last year. The Medicare reimbursement changes associated with the MMA decreased net income by approximately $2.5 million in the third quarter of 2006 compared to the same quarter of 2005. This $2.5 million net income impact is comprised of a decrease in net revenue of approximately $0.6 million due to a reduction in inhalation drug reimbursement and an increase in cost of sales of approximately $1.9 million due to a shift in product mix related to the changes in inhalation drug reimbursement.
Net loss for the nine months ended September 30, 2006 was $(3.7) million compared to $6.0 million net income for the same nine month period in 2005, representing a decrease of $9.7 million. Diluted net loss per share for the nine months ended September 30, 2006 was $(0.21) compared to diluted net income per share of $0.34 for the same nine month period in 2005. The Medicare reimbursement changes associated with the MMA decreased net income by approximately $10.5 million in the nine months ended September 30, 2006 compared to the same period of 2005. This $10.5 million net income impact is comprised of a decrease in net revenue of approximately $6.4 million and an increase in cost of sales of approximately $4.1 million. The reduced revenues of approximately $6.4 million include a reduction in inhalation drug reimbursement of approximately $4.8 million and a reduction in oxygen reimbursement of approximately $1.6 million. The oxygen reimbursement reduction went into effect in late March of 2005. Cost of sales increased approximately $4.1 million due to a shift in product mix related to changes in inhalation drug reimbursement.
In addition to the impact of the reimbursement reductions discussed above, the Company’s net income in the third quarter and nine months of 2006 was also reduced by expenses related to investments made in sales and marketing programs, start up of an inhalation drug pharmacy operation, information systems, and further centralization of field activities, all of which are intended to enhance efficiency and profitability in the future. Also, the Company recorded additional rental equipment depreciation expense during the third quarter and first nine months of 2006 due to a decrease in the depreciable lives of certain rental equipment assets as a result of reductions by Medicare in rental periods for various types of durable medical equipment and due to write-offs associated with the disposal and obsolescence of certain rental equipment assets in connection with the implementation of an automated asset tracking system. The Company’s adoption of SFAS 123R “Share-Based Payment” effective January 1, 2006 increased general and administrative expenses by $0.1 million and $0.4 million in the third quarter and nine months ended September 30, 2006, respectively.
Earnings before interest, taxes, depreciation, and amortization (EBITDA) is a non-GAAP financial measurement that is calculated as net income excluding interest, taxes, depreciation and amortization. EBITDA for the third quarter of 2006 was $13.0 million compared to $13.8 million for the same period in 2005. For the nine months ended September 30, 2006, EBITDA was $35.0 million compared to $39.8 million for the same period in 2005. The MMA reimbursement reductions, as discussed above, reduced EBITDA by approximately $2.5 million in the third quarter of 2006, and approximately $10.5 million for the nine months ended September 30, 2006.
American HomePatient, Inc. is one of the nation’s largest home health care providers with 260 centers in 34 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.’s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD’s Electronic Bulletin Board under the symbol AHOM or AHOM.OB.
American HomePatient, Inc. prepares its financial statements in accordance with U.S. generally accepted accounting principles (GAAP). American HomePatient, Inc. also provides information related to non-GAAP financial measurements such as EBITDA, and from time to time, other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of its business. To enable interested parties to reconcile non-GAAP measures to the Company’s GAAP financial statements, the Company clearly defines EBITDA and quantifies all other adjustments to GAAP measurements (see Schedule B). The Company provides EBITDA information, a widely used non-GAAP financial measurement, as a performance measure to assist in analyzing the Company’s operations and in comparing the Company to its competitors. The Company provides other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of business in order to assist in comparing the Company’s current operating performance to its historical performance. These adjustments typically reflect non-recurring items but sometimes reflect items, such as dispositions of assets and restructuring charges that are not technically non-recurring but are outside of the ordinary course of operations. Investors should note that such measures may not be comparable to similarly titled measures used by other companies, and investors are encouraged to use this information only in connection with the information contained in the Company’s GAAP financial statements.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding current and future reimbursement rates, as well as reimbursement reductions and the Company’s ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Schedule A
American HomePatient, Inc.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenues, net	$82,179	$81,707	$243,761	$244,812
Cost of sales and related services	20,912	19,344	61,784	58,642
Cost of rentals and other revenues, including rental equipment depreciation	12,777	10,116	34,312	29,773
Operating expenses	38,836	39,692	118,140	118,908
Bad debt expense	2,541	2,203	8,104	7,078
General and administrative expenses	4,396	4,177	13,040	12,484
Depreciation, excluding rental equipment, and amortization	925	776	2,797	2,439
Interest expense, net	4,297	4,304	12,988	12,907
Other income, net	(349)	(262)	(477)	(417)
Earnings from unconsolidated joint ventures	(1,203)	(1,245)	(3,811)	(3,624)

(Loss) income from operations before reorganization items and income taxes	(953)	2,602	(3,116)	6,622
Reorganization items	33	146	284	333

(Loss) income from operations before income taxes	(986)	2,456	(3,400)	6,289
Provision for income taxes	87	87	261	270

Net (loss) income	$(1,073)	$2,369	$(3,661)	$6,019

Basic (loss) income per common share	$(0.06)	$0.14	$(0.21)	$0.35
Diluted (loss) income per common share	$(0.06)	$0.13	$(0.21)	$0.34

	September 30,	December 31,
	2006	2005
	(unaudited)
Cash and cash equivalents	$8,397	$4,444
Restricted cash	650	650
Net patient receivables	54,492	55,222
Other receivables	968	1,242

Total receivables	55,460	56,464
Other current assets	16,388	22,871

Total current assets	80,895	84,429
Property and equipment, net	52,973	56,981
Goodwill	121,834	121,834
Other assets	21,601	24,390

Total Assets	$277,303	$287,634

Accounts payable	$21,728	$18,110
Current portion of long-term debt and capital leases	983	908
Other current liabilities	19,059	30,276

Total current liabilities	41,770	49,294
Long-term debt and capital leases, less current portion	250,235	250,111
Other noncurrent liabilities	27	50

Total liabilities	292,032	299,455
Minority interest	618	635
Total shareholders’ deficit	(15,347)	(12,456)

Total Liabilities and Shareholders’ Deficit	$277,303	$287,634

Schedule B
American HomePatient, Inc.
Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Statements
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Net (loss) income (Note A)	$(1,073)	$2,369	$(3,661)	$6,019
Add:
Provision for income taxes	87	87	261	270
Interest expense, net	4,297	4,304	12,988	12,907
Rental equipment depreciation	8,789	6,277	22,629	18,173
Other depreciation and amortization	925	776	2,797	2,439

Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$13,025	$13,813	$35,014	$39,808

	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenues, net	82,179	81,707	243,761	244,812
Add:
Impact of 2005 MMA reimbursement reductions	635	—	6,445	—

Revenue, net, excluding impact of 2005 MMA reimbursement reductions	82,814	81,707	250,206	244,812

Note A: Net income in the third quarter of 2006 and the nine months ended September 30, 2006 was impacted by $106 and $426, respectively of non-cash stock-based compensation expense associated with the required adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”.